Exhibit 3.3.91

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF INCORPORATION

OF A VIRGINIA STOCK CORPORATION

The undersigned, pursuant to Chapter    of T    13.1 of the Code of Virginia, state(    ) as follows:

1.                        The name of the corporation is:

                                        Card Corporation

2.                        The number (and classes, if any) of shares the corporation is authorized to issue is here):

C)
1,000	Common Stock, par value $.01 per share

3.                        A. The name of the corporation’s initial registered agent is

              Service

                         B. The initial registered agent is (mark appropriate box):

(1)	an	who is a resident of Virginia

	☐	an director of the corporation.

	☐	a member of the Virginia State .

OR

(2)	☒	a domestic or foreign stock or nonstock corporation, limited company or registered limited liability partnership authorized to transact business in Virginia.

4.                        A. The corporation’s initial registered office address, which is the business office of the initial registered agent,

11 South 12th Street, P.O. Box 14_3	Richmond	VA	232 -
( )	(city or )		( )

B.                     The registered office is physically located in the ☒ city or ☐ county of Richmond

5.                        The           directors are:

1

NAME(S)	ADDRESS(ES)
Tr	c/o , Inc.
711 Fifth Avenue, New York, New York 10022
John J. W	c/o Inc.
711 Fifth Avenue, New York, New York 10022
c/o Inc.
711 Fifth Avenue, New York, New York 10022

6.                        INCORPORATOR(S):

/s/ Illegible	(sole incorporator)

SIGNATURE(S)	PRINTED )

Telephone number (optional):	( ) 521-6231
See instructions on the .